Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM Names Don Colleran to its Board of Directors

NEW YORK, NY – September 6, 2018 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced that its Board of Directors has elected Don Colleran, Executive Vice President and Chief Sales Officer, FedEx Corporation, as an independent director, effective immediately. His election brings the Board of Directors to 11 members.

Sudhakar Kesavan, Chairman of the Board of Directors of ABM said, “As the newest addition to our board, we welcome Don and look forward to his contributions. The depth of Don’s revenue generation experience and his overall business acumen will be insightful and impactful as ABM continues to build a lasting foundation for a profitable future.”

Scott Salmirs, President and Chief Executive Officer of ABM, said, “Don’s impressive background complements the breadth of experience represented by our strong Board. We continue to attract high caliber leaders to supplement our Board as part of our succession planning strategy. We are excited about our future collaboration.”

Colleran brings more than two decades of sales, management and strategic experience to the ABM Board of Directors. He has served in a variety of leadership positions at FedEx, a publicly-traded provider of transportation, e-commerce and business services worldwide, since he began his career at the company in 1989. Those positions include Executive Vice President of Global Sales and Solutions, Senior Vice President of International Sales and President of FedEx Canada. Colleran also serves on the Board of Directors of EastGroup Properties.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $5.5 billion and more than 130,000 employees in 350+ offices throughout the United States and various international locations. ABM's comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Contact:
Investor & Media Relations:	Susie A. Choi
(212) 297-9721
susie.choi@abm.com